Abdi Sheikh-Ali, CPA, PLLC

450 Century Parkway, Suite 250	Tel. (972) 217-4646
Allen, Texas 75013	Fax. (972) 217-4645
www.abdisheikh.com	cpa@abdisheikh.com

Ms. Arden Anderson, Esq. Crowdfunding Lawyers 1431 E. McKinney St. #130

Denton, Texas 76209

September 26, 2025 Ms. Anderson:

We hereby consent to the inclusion in this Offering Statement on Form 1-A of our report dated April 23, 2025, of Robert Ventures Holdings LLC related to the audit of the consolidated financial statements as of December 31, 2024 and 2023, and the years then ended and the reference to our firm under the caption “Experts” in the Offering Statement.

We consent to the inclusion in the foregoing Regulation A Offering Circular of our report dated April 23, 2025 relating to the consolidated financial statements of Robert Ventures Holdings LLC as of December 31, 2024 and 2023, and the years then ended. We also consent to the reference to our firm under the caption “Experts”.

Abdi Sheikh-Ali, CPA, PLLC Allen, Texas